Exhibit (e)(5)

AMENDMENT NO. 4

TO DISTRIBUTION AGREEMENT

(Thrivent Core Funds)

Thrivent Core Funds (“TCF”) and Thrivent Distributors, LLC (“TDL”) hereby agree that, with respect to the Distribution Agreement dated May 2, 2016, as amended, between TCF and TDL (the “Agreement”), effective November [    ], 2019, the “Thrivent Core Emerging Markets Equity Fund” shall be deemed a “Fund” under the terms of the Agreement. A revised Schedule I is attached hereto.

THRIVENT CORE FUNDS

By:
David S. Royal
President and Chief Investment Officer

THRIVENT DISTRIBUTORS, LLC

By:
Troy A. Beaver
Chief Executive Officer

SCHEDULE I

THRIVENT CORE FUNDS

Thrivent Core Short-Term Reserve Fund

Thrivent Core Emerging Markets Debt Fund

Thrivent Core International Equity Fund

Thrivent Core Low Volatility Equity Fund

Thrivent Core Emerging Markets Equity Fund